UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2006

AGA RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-51781	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142-757 W. Hastings Street
Vancouver, British Columbia, Canada V6C 1A1
(Address of Principal Executive Offices) (Zip Code)

(778) 322-4332
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by AGA Resources, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Agreement

On June 14, 2006, the Registrant entered into an Agreement with Triumph Research Limited, a corporation organized and existing under the laws of the British Virgin Islands (“Triumph”), Beijing Tangde International Film and Culture Co., Ltd., a company organized and existing under the laws of the Peoples’ Republic of China (“Tangde”), and the Triumph Stockholders. Pursuant to the terms of the Agreement, all of the issued and outstanding four (4) shares of capital stock, $1.00 par value, of Triumph will be exchanged in the aggregate for 3,209,000 investment shares of common stock, $0.00001 par value of the Registrant in an offering that is designed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) and Section 4(6). As result of the exchange, Triumph will become a wholly-owned subsidiary of the Registrant, and the Triumph Stockholders will own approximately 13.8% of the outstanding shares of the Registrant. A copy of the Agreement is attached as Exhibit 10 hereto and is incorporated herein by reference.

The Closing

The Closing is scheduled to occur as promptly as practicable following the signing of the Agreement, subject to the satisfaction or waiver of several conditions to closing. One of the most important conditions is that each party has the right to conduct a due diligence investigation of the other, and such investigation must be satisfactory in all respects. In addition, it is a condition to the Registrant’s obligation to close the transactions that Triumph have funded a Joint Venture between Triumph and Tangde in the amount of approximately US$600,000. In the alternative, the Registrant may consummate the closing and withhold delivery of the stock certificates for the 3,209,000 common shares until such funding occurs.

Business of Triumph; The Joint Venture

Triumph’s headquarters are located in Room B, 19th Floor, Tung Hip Commercial Building, 244-252, Des Voeux Road, Central, Hong Kong SAR of the Peoples’ Republic of China. Its primary business is to be a 51% joint venture partner with Tangde, and the Joint Venture plans to invest in film and television related products, equipment leasing, agency activities, advertising and other related businesses in the media and entertainment industries. Tangde, the 49% joint venture partner, has experience in these activities and has been engaged in several of these businesses in China for the past few years. A copy of the Joint Venture agreement is attached as Exhibit A to the Agreement, and is incorporated herein by reference.

Business Plan Post Closing

As previously reported, the management team of the Registrant plans to continue to explore for mineral deposits on property secured in British Columbia, Canada. In that regard, the Registrant recently reported acquiring diamond core drilling equipment at a price of CA$40,365.12 to enable it to pursue its mining exploration activities. The pursuit of businesses in the media and entertainment industries in China through the Joint Venture represents a diversification move for the Registrant. However, the same management team is in place with the Registrant and the acquisition of Triumph does not involve a change of control of the Registrant.

Management Change

Tangde has the right under the Agreement to appoint one member to the Board of Directors of the Registrant. Since there are currently three members on such Board, such appointment may result in a change in the majority of directors other than by a shareholder vote, within the meaning of Section 14(f), and the Registrant will consult with counsel regarding compliance and the preparation and filing of an Information Statement on Schedule 14F-1 prior to the appointment.

Outstanding Shares

Upon the consummation of this transaction, there will be 23,309,000 shares of common stock outstanding. In the opinion of counsel to the Registrant, the 3,209,000 issued pursuant to this transaction will constitute restricted securities as defined in Rule 144 under the Securities Act of 1933, as amended, and may become eligible for sale after a one year holding period pursuant to Rule 144, provided that all of the conditions of the rule are met.

Exhibit Index

Exh. No.	Description of Exhibit
10	Agreement, dated June 14, 2006, between Registrant, Triumph Research Limited, Beijing Tangde International Film and Culture Co., Ltd., and the Triumph Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGA RESOURCES, INC.
By	/s/ Zhang, JianPing
Zhang, JianPing President
Dated: June 15, 2006